Exhibit 2

 EXECUTION VERSION

CALL OPTION AGREEMENT

CALL OPTION AGREEMENT, dated August 13, 2010 (this “Agreement”), between General Atlantic Mauritius Limited, a Mauritius private company limited by shares (the “Grantor”), and Next Decade Investments Limited, a British Virgin Islands company, (the “Optionee”), and shall become effective upon the consummation of the acquisition (the “Acquisition”) of certain Class A Ordinary Shares, par value HK$1.00 (the “Ordinary Shares”), of SouFun Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) by the Grantor pursuant to the Share Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among Telstra International Holdings Limited, the Grantor, the Optionee and certain other parties thereto.

WHEREAS, upon the terms and conditions set forth in this Agreement, the Grantor wishes to grant to the Optionee the right to purchase certain Shares from the Grantor.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1   Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings indicated:

“Acquisition” has the meaning set forth in the preamble of this Agreement.

“Affiliate” shall mean any person who is an “affiliate” as defined in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereto.

“Authorization” has the meaning set forth in Section 3.1(c) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Beijing, China or the State of New York are authorized or required by law or executive order to close.

“Call Notice” means the notice exercising the Call Option in the form set out in Exhibit A.

“Call Option” has the meaning set forth in Section 2.1 of this Agreement.

“Call Price” means the product of (x) the Exercise Price multiplied by (y) the total number of Option Shares.

“Claims” has the meaning set forth in Section 3.1(b) of this Agreement.

“Closing” means the closing of the purchase of the Option Shares pursuant to this Agreement.

“Company” has the meaning set forth in the preamble of this Agreement.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“Conversion Right” has the meaning set forth in Section 2.4 of this Agreement.

“Current Market Price” means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of the Ordinary Shares during the immediately preceding thirty (30) trading days ending on such date and (b) if the Ordinary Shares are not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

“Effective Date” means the Closing Date, as such term is defined in the Purchase Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Exercise Price” means the sum of (a) either (i) the IPO Price (as such term is defined in the Purchase Agreement) if the Acquisition is consummated pursuant to Section 2.1 of the Purchase Agreement or (ii) the Alternative Price (as such term is defined in the Purchase Agreement) if the Acquisition is consummated pursuant to Section 2.5 of the Purchase Agreement, plus (b) 5% per annum on the applicable price set forth in the preceding clause (a), calculated on the basis of the actual number of days elapsed from the Effective Date to the date of the Closing, computed on a 365-day year, subject to adjustment as provided in Section 2.5 of this Agreement.

“Grantor” has the meaning set forth in the preamble of this Agreement.

“Lien” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (c) any adverse claim as to title, possession or use.

“Market Price” means, with respect to the Ordinary Shares, as of the date of determination:  (a) if the Ordinary Shares are listed on a national securities exchange in the United States, the closing price per Ordinary Share on such date published on Bloomberg or, if no such closing price on such date is published on Bloomberg, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange in the United States on which the Ordinary Shares are then listed or admitted to trading; or (b)  if the Ordinary Shares are not listed or admitted to trading on any national securities exchange, the last sale price or, if such last sale price is not reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market LLC or such other system then in use; or (c) if on any such date the Ordinary Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Ordinary Shares selected by the Grantor; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by an internationally-recognized investment banking firm selected by the Grantor and the Optionee, the expenses for which shall be borne equally by the Grantor and the Optionee.  If trading is conducted on a continuous basis on any exchange, then the closing price shall be at 4:00 p.m. New York City time.

“Option Period” means the period starting on the Effective Date and ending on the second anniversary of the Effective Date, unless this Agreement is terminated earlier pursuant to Section 4.1.

“Option Shares” means either (i) 987,656 Ordinary Shares held by the Grantor, subject to adjustment as provided in Section 2.5 of this Agreement, if the Acquisition is consummated pursuant to Section 2.1 of the Purchase Agreement or (ii) 1,021,132 Ordinary Shares held by the Grantor, subject to adjustment as provided in Section 2.5 of this Agreement, if the Acquisition is consummated pursuant to Section 2.5 of the Purchase Agreement.

“Optionee” has the meaning set forth in the preamble of this Agreement.

“Orders” has the meaning set forth in Section 3.1(b) of this Agreement.

“Ordinary Shares” has the meaning set forth in the preamble of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Purchase Agreement” has the meaning set forth in the preamble of this Agreement.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

ARTICLE II

CALL OPTION

2.1   Grant of Option. As of the Effective Date, the Grantor hereby grants to the Optionee the right and option (the “Call Option”) to acquire, at any time during the Option Period, from the Grantor all, but not less than all, of the Option Shares, at the Exercise Price for each Option Share, for an aggregate exercise price equal to the Call Price, subject to the terms and conditions set out in this Agreement.

2.2   Exercise of Option. The Optionee may exercise the Call Option, in whole but not in part, by delivering to the Grantor the Call Notice in respect of all Option Shares at any time during the Option Period.

2.3   Closing. The Closing shall be held at a place to be mutually agreed upon by the Grantor and the Optionee on the 15th day following the delivery of the Call Notice (or, if such day is not a Business Day, on the first Business Day thereafter).  At the Closing, (i) the Grantor shall sell, and the Optionee shall purchase, the Option Shares, with full legal and beneficial title, free from all encumbrances; (ii) the Grantor shall deliver to the Optionee one or more certificates, together with duly endorsed stock powers or cause the transfer agent for the Option Shares to deliver to the Optionee direct registration system receipts or advices as evidences of ownership for the Option Shares, and (iii) subject to Section 2.4, the Optionee shall pay to the Grantor the Call Price by wire transfer of immediately available funds to an account designated by the Grantor in writing prior to Closing.

2.4   Cashless Exercise.  In the event that the Optionee exercises the Call Option, then in lieu of the payment of the Call Price in cash, the Grantor shall have the right, at its election, to require the Optionee to exercise the Call Option for Ordinary Shares (the “Conversion Right”) as provided for in this Section 2.4.  Upon exercise of the Conversion Right, the Grantor shall deliver to the Optionee (without payment by the Optionee of the Call Price) that number of Ordinary Shares equal to the quotient obtained by dividing (i) the value of the Option Shares at the time the Conversion Right is exercised (determined by subtracting the aggregate Call Price of the Option Shares subject to the Conversion Right from the aggregate Current Market Price of the Option Shares subject to the Conversion Right) by (ii) the Current Market Price of one Ordinary Share at the time of the exercise of the Conversion Right.  The Conversion Right may be exercised by the Grantor by delivering written notice of such exercise to the Optionee not later than 10 days following the Optionee's delivery of the Call Notice to the Grantor.  The Grantor, at its election, may exercise the Conversion Right with respect to some, but not all, of the Option Shares and to the extent that the Conversion Right is exercised with respect to some of the Option Shares, the Call Price for the remaining Option Shares shall be paid by the Optionee in cash.

2.5   Anti-Dilution Adjustments.  In the event that the Company shall at any time after the date hereof, (a) make a dividend or distribution on the outstanding Ordinary Shares payable in share capital of the Company, (b) subdivide the outstanding Ordinary Shares into a larger number of Ordinary Shares, (c) combine the outstanding Ordinary Shares into a smaller number of Ordinary Shares or (d) issue any of its share capital in a reclassification of the Ordinary Shares, then (i) the aggregate number of Option Shares for which this Call Option is exercisable immediately prior to such event shall be adjusted so that the Optionee shall be entitled to receive upon exercise of the Call Option the number of Option Shares and other securities of the Company that it would have owned or would have been entitled to receive upon or by reason of any of the events described above, had the Call Option been exercised immediately prior to the occurrence of such event and (ii) the Exercise Price payable upon the exercise of the Call Option shall be adjusted by multiplying the Exercise Price immediately prior to such adjustment by a fraction, the numerator of which is the number of Option Shares issuable upon the exercise of the Call Option immediately prior to such adjustment, and the denominator of which is the number of Option Shares issuable immediately thereafter.

2.6   No Adjustment. Notwithstanding anything in this Agreement to the contrary, no adjustment of Option Shares pursuant to Section 2.4 need be made if the Optionee notifies the Grantor in writing of its election that no such adjustment is required.

2.7   Abandonment. If the Company shall authorize a distribution to be made to shareholders payable in shares and shall thereafter and before the distribution abandon its plan to pay or deliver such distribution, no adjustment in the number of Option Shares shall be required by reason of the authorization of such a distribution.

2.8   Transfer Taxes.  The Optionee will pay all stamp and other transfer taxes, if any, arising out of the sale of the Option Shares to the Optionee pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1   Optionee’s Representations and Warranties.  The Optionee represents and warrants to the Grantor on and as of the date hereof and the date of Closing as follows:

(a)   The Optionee has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(b)   The execution, delivery and performance by the Optionee of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary corporate action of the Optionee, (b) do not contravene the terms of  the Optionee’s memorandum and articles of association or by-laws, or any amendment thereto, (c) do not violate, conflict with or result in any breach or default of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Optionee or any Requirement of Law applicable to the Optionee, and (d) do not violate any judgment, injunction, writ, award, decree or order (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Optionee.  There are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the knowledge of the Optionee, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Optionee which, if determined adversely to the Optionee, would interfere with the consummation of the transactions contemplated by this Agreement.

(c)   No consent, approval, authorization, order, registration or qualification (each, an “Authorization”) of or with any Governmental Authority or any other Person is required for the execution, delivery or performance by, or enforcement against, the Optionee of this Agreement or the consummation by the Optionee of the transactions contemplated by this Agreement.

(d)   This Agreement has been duly executed and delivered by the Optionee, and constitutes the legal, valid and binding obligation of the Optionee, enforceable against the Optionee in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally.

(e)   (i) The Optionee is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933), and (ii) the Optionee has such knowledge and experience in financial and business matters and the Optionee is capable of utilizing the information that is available to the Optionee concerning the Company to evaluate the risks of investment in the Company including the risk that the Optionee could lose its entire investment in the Option Shares.

(f)   The Call Option and the Option Shares are being acquired by the Optionee for its own benefit and account for investment and not with a view to, or for resale in connection with, a public offering or distribution thereof.

(g)   The Optionee understands that neither the Call Option nor the Option Shares have been registered under the Securities Act, the securities law of any State or the securities laws of any other jurisdiction, nor is such registration contemplated.  The Optionee understands and agrees further that each of the Call Option and the Option Shares must be held indefinitely unless subsequently registered under the Securities Act and such other securities laws or an exemption from registration under the Securities Act and such other securities laws covering this Agreement or the Option Shares, as applicable, is available.

3.2   The Grantor's Representations and Warranties.  The Grantor hereby represents and warrants to the Optionee on and as of the date hereof and the date of Closing as follows:

(a)   The Grantor has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(b)   The execution, delivery and performance by the Grantor of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all corporate, action of the Grantor, (b) do not contravene the terms of the Grantor's organizational documents, or any amendment thereto, (c) do not violate, conflict with or result in any breach or default of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Grantor or a Requirement of Law applicable to the Grantor, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, the Grantor.

(c)   No Authorization of or with any Governmental Authority or any other Person is required in connection with the execution, delivery or performance  by, or enforcement against, the Grantor of this Agreement or the transactions contemplated this Agreement.

(d)   This Agreement has been duly executed and delivered by the Grantor,  and this Agreement constitutes the legal, valid and binding obligations of the Grantor, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally.

(e)   As of the Closing, the Grantor will own beneficially and of record the Option Shares and will have good and valid title to the Option Shares, free and clear of all Liens.

ARTICLE IV

TERMINATION OF AGREEMENT

4.1   Termination This Agreement may be terminated as follows:

(a)   by mutual written consent of the Grantor and the Optionee at any time prior to the Effective Date; or

(b)   automatically upon the termination of the Purchase Agreement prior to the Effective Date for any reason.

4.2   Survival.  If this Agreement is terminated as described in Section 4.1 above, (a) this Agreement shall become void and of no further force and effect, except for the provisions of this Section 4.2 and Article V and (b) none of the parties hereto shall have any liability in respect of any such termination.

ARTICLE V

MISCELLANEOUS

5.1   Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

if to the Grantor:

General Atlantic Mauritius Limited
6th Floor, Tower A
1 CyberCity
Ebene, Mauritius
Facsimile:  (230) 403-6060
Attention:  The Directors

with a copy to:

c/o General Atlantic Service Company, LLC
3 Pickwick Plaza
Greenwich, CT 06830
USA
Facsimile:  (917) 206-1944
Attention:  David A. Rosenstein

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
USA
Facsimile:  (212) 757-3990
Attention:  Matthew W. Abbott, Esq.

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
12th Floor, The Hong Kong Club Building
3A Chater Road, Central
Hong Kong
Facsimile:  (852) 2840-4300
Attention:  Jeanette K. Chan, Esq.

if to the Optionee:

c/o Mr. Tianquan Mo
8th Floor, Tower 3, Xihuan Plaza,
No 1 Xizhimenwai Avenue
Xicheng District, Beijing 100044
People's Republic of China
Facsimile:  (8610) 5930-6137

All such notices, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) one Business Day after being sent, if sent via a reputable nationwide overnight courier service guaranteeing next business day delivery; (iii) five (5) Business Days after being sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and (iv) when receipt is mechanically acknowledged, if sent by facsimile.  Any party may by notice given in accordance with this Section 5.1 designate another address or person for receipt of notices hereunder.  Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party to whom it is given.

5.2   Amendment and Waiver

(a)   No failure or delay on the part of the Grantor or the Optionee in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b)   Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any Grantor or the Optionee from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Grantor and the Optionee, and (ii) only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any Person in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

5.3   Successors and Assigns. The parties' rights and obligations in this Agreement shall not be assignable to any party without the prior written consent of the other party, except that the Grantor may freely assign its rights and obligations to an Affiliate, and any purported assignment without such consent shall be void and without effect. The terms of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Any direct or indirect transfer by the Optionee of its interest in the Option Shares shall be deemed to be an assignment of its rights under this Agreement.

5.4   Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5.5   GOVERNING LAW. THIS AGREEMENT SHALL BE

GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF  NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company.  To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

5.6   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6.

5.7   Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

5.8   Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

5.9   Rules of Construction. Unless the context otherwise requires, references to sections, schedules and exhibits are to sections of and schedules or exhibits to this Agreement.

5.10   Entire Agreement. This Agreement and any schedules and exhibits hereto, together with the Purchase Agreement, is intended by the parties as a final expression of this agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein. This Agreement and any schedules and exhibits hereto, together with the Purchase Agreement, supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement shall not become effective until the Effective Date, i.e., if and only if the Acquisition is consummated.  If the Acquisition is not consummated, then this Agreement shall be of no force or effect and shall terminate as provided in Article IV.

5.11   Confidentiality. The parties hereby agree that this Agreement and the terms hereof are confidential and may not be disclosed by the parties hereto, provided that notwithstanding the foregoing, each party may disclose this Agreement and the terms and existence hereof (i) to its officers, directors, employees and advisers (including legal and tax advisers) who have a need to know and who are obligated to maintain the confidentiality of this Agreement, (ii) as required by any Requirements of Law or pursuant to any subpoena, order or other judicial or administrative process and (iii) in the case of any Grantor, to its investors in connection with its periodic reporting obligations to its investors.

5.12   Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GENERAL ATLANTIC MAURITIUS LIMITED

By:	/s/ Amit Grupta
Name: Amit Grupta
Title: Director

Signature Page	Call Option Agreement

NEXT DECADE INVESTMENTS LIMITED

By:	/s/
Name:
Title: Director

Signature Page	Call Option Agreement

EXHIBIT A

Form of Call Notice

[Date]

To:           General Atlantic Mauritius Limited
(the “Grantor”)

Dear Sirs,

We refer to the Call Option Agreement dated August 13, 2010 (the “Agreement”) between General Atlantic Mauritius Limited and Next Decade Investments Limited.  Terms defined in the Agreement shall have the same meaning when used herein.

Pursuant to Section 2.2 of the Agreement, the Optionee hereby gives you notice of the exercise of the Option.

Completion date and time:
(this should be the 15th day after delivery of the notice or, if such day is not a Business Day, on the first Business Day thereafter)

Details of transferee:	Name: [GRANTEE] Address:

Yours faithfully,

For and on behalf of
[GRANTEE]